Exhibit (a)(5)(E)

Exhibit

1	JEFF S. WESTERMAN (SBN 94559)

jwesterman@milberg.com ENDORSED FILED

2	DAVID E. AZAR (SBN 218319) SAN MATEO COUNTY

dazar@milberg.com

3	MILBERG LLP

One California Plaza DEC 14 2011

4	300 South Grand, Suite 3900

Los Angeles, California 90071 Clerk of the Superior Court

5	Telephone: (213) 617-1200 By T. Judd

Facsimile: (213) 617-1975 deputy clerk 6

Attorneys for Plaintiff Steamfitters Local 449 Pension Plan

7
8	[Additional Counsel Listed on Signature Page]

io SUPERIOR COURT OF THE STATE OF CALIFORNIA

1	COUNTY OF SAN MATEO

CIV 510436

12 STEAMFITTERS LOCAL 449 PENSION ) Case No. PLAN, )

13 )

Plaintiff, ) CLASS ACTION

14 )

v. ) COMPLAINT BASED UPON BREACH

15 ) OF FIDUCIARY DUTY, SELF- DOUGLAS J. BURGUM, LARS ) DEALING, AND AIDING AND

DALGAARD, ERIC C.W. DUNN, ) ABETTING WILLIAM H. HARRIS, JR., WILLIAM )

MCGLASHAN, JR., ELIZABETH A. ) JURY TRIAL DEMANDED NELSON, SUCCESSFACTORS, INC., SAP )

is AG, SAP AMERICA, INC., and SATURN ) Complaint Filed: December 14, 2011 EXPANSION CORPORATION, )

19 )

Defendants. )

20 21

22 23 24 25 26 27 28

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY”;

SELF-DEALING, AND AIDING AND ABETTING DOCS\580723vI

1	Plaintiff, by its attorneys, alleges upon information and belief, except for its own acts,
2	which are alleged on knowledge, as follows:
3	NATURE OF THE CASE
4	1. This class action arises out of the proposed acquisition of SuccessFactors, Inc.

(“SuccessFactors” or the “Company”) by SAP AG (“SAP”), SAP America, Inc., (“SAP

America”) and Saturn Expansion Corporation, an indirect, wholly-owned subsidiary of SAP

(“Merger Sub” and collectively with SAP and SAP America, “SAP Defendants”).

8	2. On December 3, 2011, SuccessFactors announced that it had entered into a

9 definitive merger agreement providing for Merger Sub to acquire SuccessFactors for $40.00 per share (“Offer Price”) by means of an all-cash tender offer for all of the issued and outstanding shares of SuccessFactors (the “Proposed Transaction”), representing a total equity value of approximately $3.4 billion (the “Merger Agreement”). The Offer Price represents a price that is

6.2x and 38x EV/Revs (Enterprise Value/Revenue ratio) and FCF (Free Cash Flow) based on

2013 estimates. Analysts have priced the Company at a materially higher price of $45.00 per share.

16 3. The Proposed Transaction is a so-called two-step acquisition that is really structured in three steps: (i) a first-step tender offer (the “Tender Offer”), (ii) a top-up option through which the Merger Sub can acquire a massive number of additional SuccessFactors shares (the “Top-Up Option”), and (iii) a short-form merger to cash out any SuccessFactors stockholders who do not tender their shares (the “Merger”). The Company will continue as the surviving corporation following the Merger, to be referred to as SuccessFactors, Inc., a SAP

Company.

23 4. The SuccessFactors board of directors (the “Board”) has unanimously recommended to SuccessFactors shareholders that they accept the offer. The Company’s founder and Chief Executive Officer (“CEO”) Lars Dalgaard (“Dalgaard”), along with the other executive officers and directors of the Company, have agreed to tender all of their shares.

27 5. The Proposed Transaction is unlawfully coercive, unfair to the Company’s

28 stockholders, and the Top-Up Option is invalid under Delaware law, including the Delaware

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

General Corporation Law (“DGCL”). Plaintiff seeks injunctive and other equitable relief to prevent and remedy defendants’ breaches of fiduciary duty related to the Tender Offer, Merger

Agreement, the invalid Top-Up Option, and the short-form Merger.

4	6. The Merger Agreement grants SAP the irrevocable Top-Up Option to purchase a sufficient number of authorized and unissued SuccessFactors common shares that, when added to the shares purchased in the Tender Offer, will give SAP one share more than 90% of the

Company’s “Fully Diluted Shares” (“Top-Up Shares”). SAP may exercise this option, upon meeting the Minimum Condition (defined below), as long as “the Top-Up Option shall not exceed the number of Shares then authorized and unissued and not reserved for issuance under the Company Benefits Plans as of the date hereof.and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short

Form Threshold would not be reached.” Once SAP obtains the requisite number of shares, i.e.,

one share more than 90% of the Company’s outstanding shares (“Short Form Threshold”), the

Merger may proceed without a meeting of stockholders and their approval of the Proposed

Transaction. Thus, the Top-Up Option virtually assures that shareholder consent is unnecessary.

16 7. The Top-Up Option provides for SAP to purchase the Top-Up shares at a price of

$40.00 per share. However, at its election, SAP can pay only the $0,001 par value in cash and deliver an unsecured, non-negotiable, and non-transferrable promissory note of uncertain and undisclosed value (the “Promissory Note”) for the balance. Thus, the Top-Up Option allows

SAP to buy million of shares, more than the total currently issued and outstanding shares of

SuccessFactors, for consideration worth far less than $40.00 per share. The balance would be a

Promissory Note worth far less than its face value.

23 8. The Tender Offer and Top-Up Option are coercive because they force stockholders to tender their shares into the Tender Offer for reasons other than the financial merits of that offer.

26 9. The Tender Offer is expected to commence within 10 business days of the issuance of the Merger Agreement and the Solicitation and Recommendation Statement filed with the Securities Exchange Commission (“SEC”), which will be December 16, 2011, and

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

shareholders will have 20 business days following the day of commencement to tender their shares. The Proposed Transaction is expected to close by the end of the first quarter in 2012.

3	10. The Tender Offer is conditioned upon a majority of the Company’s outstanding stock on a fully-diluted basis having been tendered therein (the “Minimum Condition”). Upon satisfaction of the Minimum Condition, the Merger Agreement permits SAP to appoint a majority of the Company’s Board. Thus, the mere satisfaction of the Minimum Condition and closure of the Tender Offer will result in SAP gaining control of the Board.

8	11. The Minimum Condition, Top-Up Option and Promissory Note render the

9 Proposed Transaction coercive because the SuccessFactors stockholders will be forced to decide whether to tender their shares in the Tender Offer based on factors other than their assessment of the offer price.

12 12. The Top-Up Option and the Proposed Transaction as a whole are structured to deprive the non-tendering stockholders of their right to notice, disclosure, a vote and procedural fairness and to avoid the statutory and other legal protections that Delaware law provides for stockholders who are merged out of a Delaware corporation. The Top-Up Option is designed to allow SAP to acquire the shares of non-tendering stockholders without a long-form merger that requires notice, disclosure, and stockholder vote. After the close of the Tender Offer, SAP will control the Board and through Merger Sub, will be the Company’s majority stockholder. In a long-form merger, SAP would owe a fiduciary duty, including disclosure obligations, and the merger would be subject to the entire fairness standard. The Transaction is structured to attempt to avoid application of the entire fairness standard to the two-step merger. The structure is an inequitable manipulation of the corporate machinery to eliminate the rights of minority stockholders, including their rights to notice, disclosure, a vote and procedural fairness in a cash-

out merger. The Top-Up Option is a sham transaction where Merger Sub will be issued millions of shares for an unsecured note it has no intention of ever paying for the improper purpose of avoiding statutory and fiduciary obligations to SuccessFactors’s public stockholders.

27 13. The Board has exacerbated its breach of fiduciary duty by agreeing to lock up the

28 Proposed Transaction with deal protection devices that preclude other bidders from making a

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

I

successful competing offer for the Company. Specifically, pursuant to Sections 5.4 and 7.1 of the Merger Agreement, defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirors or even in continuing discussions and negotiations with potential acquirors; (ii) a provision where the Company must inform SAP within 24 hours about any alternative proposals; (iii) a provision that provides SAP with four business days to match any competing proposal; and (iv) a provision that requires the Company to pay SAP a significant termination fee of $112,500,000. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of SuccessFactors.

10 14. Moreover, the Proposed Transaction is set to benefit Defendant Dalgaard to the tune of approximately $4,465,360, as he owns about 111,634 shares in the Company. He will also benefit from cashing in his stock options, stock appreciation rights, and restricted stock.

The other members of the Board will also profit from cashing in their SuccessFactors stock.

These substantial financial interests create material conflicts of interest on the part of the directors that colors, indeed impairs, their ability to make an unbiased decision regarding the fairness of the Proposed Transaction to SuccessFactors’s public shareholders.

17 15. The Board has breached its fiduciary duties of loyalty, due care, independence,

good faith, fair dealing, and candor, and SAP has aided and abetted such breaches by

SuccessFactors’s officers and directors. Plaintiff seeks to enjoin the Proposed Transaction unless and/or until defendants cure their breaches of fiduciary duties.

21 JURISDICTION AND VENUE

22 16. This Court has jurisdiction over the cause of action asserted herein pursuant to the

California Constitution, Article VI, § 10, because the case is a cause not given by statute to other trial courts.

25 17. This Court has jurisdiction over the cause of action asserted herein because certain of the Defendants conduct business in and/or have sufficient minimum contacts with

California. SuccessFactors is a citizen of the state of California as it is incorporated under the laws of the state of Delaware and has its principal place of business at 1500 Fashion Island Blvd,

14_-

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

Suite 300, San Mateo, California 94404. Defendant SAP is a German software corporation that makes enterprise software to manage business operations and customer relations. The

Defendants in this action transact business within this state, have committed wrongful acts within the state and have caused injury to persons within the state.

5	18. Venue is proper in this Court because the conduct at issue took place and had an effect in the County of San Mateo. Venue is also proper because many of those affected by

Defendants’ wrongful conduct reside in this county, and many of the potential witnesses reside and work in this county.

9 PARTIES

10 19. Plaintiff is, and has been at all relevant times, an owner of shares of common

11 stock of SuccessFactors.

12 20. Defendant SuccessFactors is a Delaware corporation with its headquarters located at 1500 Fashion Island Blvd, Suite 300, San Mateo, California 94404. SuccessFactors is a

provider of cloud-based Business Execution software solutions to organizations of all sizes. The

Company has approximately 3,200 customers with over 15 million subscribers in more than 168 countries using its application suite in 34 languages. The Company leverages a multi-tenant architecture and the core modules of its application suite and utilizes a single code base. The

Company markets different editions of its application suite to address the needs of organizations of different sizes, which includes Enterprise, Mid-Sized Business, Small Business and Emerging

Business. On July 1, 2010, the Company acquired Inform Business Impact (Inform), a provider of business analytics and workforce planning software. On July 13, 2010, the Company acquired

Epista Software A/S (YouCalc), a provider of real-time analytics and reporting software. On July

20, 2010, the Company acquired CubeTree, Inc., a provider of social media and collaboration software. SuccessFactors trades on the New York Stock Exchange under the ticker symbol

“SFSF.” SuccessFactors is named herein as a necessary party.

26 21. Defendant Dalgaard has served as the Company’s CEO and a member of the

Board since the Company’s inception in May 2001. Dalgaard was also the President until

November 2010, when Douglas Dennerline joined the Company and became President. -_5j:

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	22. Defendant Douglas J. Burgum (“Burgum”) has served as a director since October
2	2007.
3	23. Defendant Eric C.W. Dunn (“Dunn”) has served as a director since May 2004.
4	Dunn has been a Senior Vice President at Intuit, Inc.
5	24. Defendant William H. Harris, Jr. (“Harris”) has served as a director since January,
6	2011. Harris is the CEO of Intuit, Inc.
7	25. Defendant William E. McGlashan, Jr. (“McGlashan”) has served as a director since September 2005. McGlashan is a founding partner of TPG Growth, a smaller buyout arm of TPG Capital, one of the largest private equity investment firms globally.

10 26. Defendant Elizabeth A. Nelson (“Nelson”) has served as a director since

11 September 2007.

12 27. Defendant SAP is a German software corporation that makes enterprise software to manage business operations and customer relations. SAP is headquartered in Walldorf,

Baden- Wurttemberg.

15 28. Defendant Merger Sub is an indirect wholly-owned subsidiary of SAP and is

16 incorporated in Delaware.

17 29. Defendant SAP America is a subsidiary of SAP and is incorporated in Delaware with its principal place of business located at 3999 West Chester Pike, Newtown Square,

Pennsylvania 19073.

20 30. Defendants referenced in ]flj 27 through 29 are collectively referred to as “SAP

21 Defendants.”

22 31. Defendants referenced in ^| 21 through 26 are collectively referred to as

“Individual Defendants” or the “Board”, and collectively with SuccessFactors and SAP

Defendants, the “Defendants”.

25 INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

26 32. By reason of Individual Defendants’ positions with the Company as officers and/or directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of SuccessFactors and owe them, as well as the Company, duties of care, loyalty,

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

good faith, candor, and independence. To diligently comply with their fiduciary duties, the

Individual Defendants may not take any action that:

(a)	adversely affects the value provided to the corporation’s shareholders;
(b)	favors themselves or will discourage or inhibit alternative offers to
5	purchase control of the corporation or its assets;
6	(c) adversely affects their duty to search for and secure the best value
7	reasonably available under the circumstances for the corporation’s shareholders; and/or
8	(d) will provide the Individual Defendants with preferential treatment at the

9 expense of, or separate from, the public shareholders.

10 33. In accordance with their duties of loyalty and good faith, the Individual

11 Defendants are obligated to refrain from:

12 (a) participating in any transaction where the Individual Defendants’ loyalties

13 are divided;

14 (b) participating in any transaction where the Individual Defendants receive,

or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

17 (c) unjustly enriching themselves at the expense or to the detriment of the

18 public shareholders.

19 34. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of care, loyalty, good faith, candor, and independence owed to

Plaintiff and other public shareholders of SuccessFactors.

23 CLASS ACTION ALLEGATIONS

24 35. Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of SuccessFactors common stock and their successors in interest, except Individual

Defendants and their affiliates (the “Class”).

27 36. This action is properly maintainable as a class action for the following reasons:

28

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	(a) the Class is so numerous that joinder of all members is impracticable. As of December 1, 2011, SuccessFactors reportedly had 84,801,782 shares of common stock outstanding.

4	(b) questions of law and fact are common to the Class, including, inter alia,
5	the following:
6	(i) Have the Individual Defendants breached their fiduciary duties of undivided loyalty, independence, or due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

9 (ii) Have the Individual Defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction;

12 (iii) Have the Individual Defendants breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with the Proposed

Transaction, including the duties of good faith, diligence, honesty, and fair dealing;

15 (iv) Have the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives including offers from interested parties for the Company or its assets;

18 (v) Have the Individual Defendants breached their fiduciary duty of candor by failing to provide SuccessFactors shareholders with sufficient material information in the Recommendation Statement;

21 (vi) Whether Plaintiff and the other members of the Class would be

22 irreparably harmed if the transactions complained of herein were to be consummated.

23 (vii) Have the SAP Defendants aided and abetted the Individual

24 Defendants’ breaches of fiduciary duties; and

25 (viii) Is the Class entitled to injunctive relief or damages as a result of

26 Individual Defendants’ wrongful conduct. 27

28

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	(c) Plaintiff is committed to prosecuting this action, is an adequate representative of the Class, and has retained competent counsel experienced in litigation of this nature.

(d)	Plaintiffs claims are typical of those of the other members of the Class.
(e)	Plaintiff has no interests that are adverse to the Class.
(f)	The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the

Class and of establishing incompatible standards of conduct for the party opposing the Class.

9 (g) Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

12 (h) Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

15 FURTHER SUBSTANTIVE ALLEGATIONS

16 The Background of The Companies and Cloud Computing

17 37. Cloud computing is a delivery of computing as a service rather than a product,

whereby shared resources, software, and information are provided to computers and other devices as a utility over a network, i.e., the Internet, basically, a virtual server. Cloud computing increases capacity or adds capabilities for consumers without investing in new infrastructure,

training new personnel, or licensing new software. Increasingly, companies are shifting their focus to cloud computing.

23 38. SuccessFactors has the largest and most sophisticated cloud platform in the world.

24 The Company currently has more than 8 million users.

25 39. SAP is the market leader in enterprise application software and its best known product is its enterprise resource planning application called the SAP BusinessObjects software.

SAP’s efforts in entering the area of cloud computing was underwhelming. “[The Proposed

28

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

Transaction] marks implicit recognition by SAP that their cloud strategy is not working,” says

Evolution Securities analyst Roger Phillips.

3	40. “The cloud is a key pillar of SAP’s growth strategy,” said Bill McDermott, SAP’s co-chief executive, in a conference call on Saturday. “The combination of SAP and

SuccessFactors will create a cloud powerhouse.”

6	41. In November 2010, SAP lost a $1.3 billion intellectual property action to Oracle

Corporation. Oracle sued SAP for making hundred of thousands of illegal downloads and several thousand copies of Oracle’s software, infringing on Oracle’s copyright on the software.

The $1.3 billion verdict was reduced to $272 million in September 2011. The litigation added

10 heat to the already intense rivalry between the two companies.

11 42. With the Proposed Transaction, SAP is essentially buying a position in the lucrative and growing cloud computing market, and a way to compete with companies such as

SAP’s rival Oracle, which recently acquired RightNow Technologies, also a cloud computing company. SuccessFactors’s expertise and assets in cloud computing will drastically accelerate

SAP’s momentum as a global provider of cloud applications, platforms, and infrastructure. The

Merger of the two companies will establish an advanced end-to-end offering of cloud and on-

premise computing solutions for managing all relevant business processes.

1	8 The Merger Agreement and Its Terms

19 43. In a joint press release dated December 3, 2011, SAP and the Company announced that it had entered into a Merger Agreement pursuant to which SAP will acquire all of the outstanding shares of SuccessFactors through an all-cash tender offer. Under the terms of the

Proposed Transaction, SuccessFactors shareholders will receive $40.00 for each share of common stock owned.

24 44. The tender offer will commence within 10 days of the Merger Agreement, with shareholders tendering their shares 20 days thereafter. The tender offer is currently set to expire in the first quarter of 2012.

27 45. The Company will emerge from the Proposed Transaction as the surviving

28 company, keeping its business name SuccessFactors, Inc.

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	SAP’s Control of SuccessFactors Following the Tender Offer
2	46. According to Section 1.3 of the Merger Agreement, following the close of the

Tender Offer, SAP “shall be entitled to elect or designate individuals selected by [SAP] in such number, rounded up to the next whole number, on the Company Board as shall give [SAP]

representation on the Company Board equal to the product of the total number of directors on the

Company Board [] multiplied by the percentage that the aggregate number of Shares then owned directly or indirectly by [SAP] bears to the total number of Shares then outstanding.” This provision guarantees SAP the ability to control a majority of the Board upon closing of the

Tender Offer. It further admits that pursuant to the Merger Agreement, after the close of the

Tender Offer, SAP will control a majority of SuccessFactors’s outstanding shares and the other stockholders will lose their meaningful opportunity to vote. Sections 1.7 and 3.22 of the Merger

Agreement provides:

Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the

Purchaser in accordance with this Agreement and, if applicable, the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding Shares (the Short Form Threshold), the parties hereto agree to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the

DGCL.

The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required to adopt this Agreement and approve the transactions contemplated hereby (the Company Stockholder Approval), which shall not be required if Section 253 of the DGCL is applicable.

No other vote of holders of any capital stock or other Equity Interests of the Company is required by law or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

47.	But since it is essentially inevitable that SAP will achieve the 90% threshold, in reality the right to vote on the Proposed Transaction is an empty promise to SuccessFactors’

shareholders.

Top-Up Option

48.	Section 1.8(a) of the Merger Agreement provides:

The Company hereby grants to the Purchaser an irrevocable option (the Top-Up Option), exercisable only after the Acceptance Time and only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	the Offer Price an aggregate number of Shares (the Top-Up Option Shares)

equal to the lowest number of Shares that, when added to the number of Shares owned by Parent or Purchaser or any of Parent’s wholly-owned Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the Fully Diluted Shares immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option shall not exceed the number of Shares then authorized and unissued and not reserved for issuance under the Company Benefits Plans as of the date hereof (including as authorized and unissued Shares, for purposes of this Section 1.8, any Shares held in the treasury of the Company and the Company Subsidiaries (collectively, Available Shares))

and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short Form Threshold would not be reached; provided, further, that the Top-Up Option may not be exercisable on more than one occasion. Upon Parent’s request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and immediately after giving effect to the issuance of the Top-Up Option Shares. The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either entirely in cash or, at the Purchaser’s election, by paying (x) in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) at the sole election of Guarantor, either Parent and Purchaser or Guarantor executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash (the Promissory Note).

49.	The Top-Up Option is exercisable only after the Acceptance Time (i.e., the time at which all shares tendered in the Tender Offer are accepted and payment is issued therefore).

Thus, the option can only be exercised after SAP has become SuccessFactors’s controlling stockholder.

The Promissory Note

19 50. Section 1.8(a) of the Merger Agreement provides that SAP may pay the Company the aggregate price required to be paid for the Top-Up Shares either entirely in cash or, at SAP’s election, by paying in cash in an amount equal to the aggregate par value of the purchased Top-

Up Shares and executing and delivering to the Company an unsecured promissory note issued by

Merger Sub having a principal amount equal to the remainder of such purchase price. The

Promissory Note will be an unsecured note, non-negotiable and non-transferable, bearing a simple interest at 2% per annum, and will provide that principal and interest is due one year after the purchase of the Top-Up Option Shares, and be prepayable in whole or in part without premium or penalty and shall have no other material terms. As discussed above, the value of

28

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

such note is problematic and obviously far below its face value, and there has been no attempt to value the Promissory Note.

The Top-Up Shares and Promissory Note Threaten the Stockholders’ Rights of Appraisal

4	51. The issuance of a large number of Top-Up Shares in exchange for the Promissory

Note would have a material effect on the fair value of the shares of Company common stock cashed out in the short-form merger. The potentially massive issuance of Top-Up Shares and the uncertain value of the Promissory Note threaten a substantial reduction in the fair value determination of shares of SuccessFactors common stock for which appraisal is sought pursuant to 8 Del. C. § 262.

10 52. Section 2.3 of the Merger Agreement contemplates that Company stockholders who do not tender their shares in the Tender Offer and who own shares as of the Effective Time may seek appraisal of their shares in accordance with Section 262. SuccessFactors’s value at the time of the Merger would consist of its operating business and cash on hand and the Promissory

Note that is certain to be worth less than the $40.00 per share for which the Top-Up Shares were issued. Thus, the Company’s stockholders will be compelled to tender their shares in exchange for $40.00 per share because seeking appraisal of their stock will be highly risky given the potential effects of the Top-Up Shares and the Promissory Note.

The Proposed Transaction Offers Inadequate Consideration to Success Factors Shareholders

19 53. As shown above, SAP is acquiring in SuccessFactors a lucrative cloud computing market along with the Company’s valuable cloud computing assets. The consideration offered does not adequately reflect, and in fact grossly undervalues, SuccessFactors’s financial outlook and future earning and financial potential. 23

24 25 26 27

28

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	54. As the tables below illustrate, important financial metrics of the Company such as operating revenue and income from operations have been and are increasing and the performance and value of the Company is trending upwards in numerous respects:

4	SUCCESSFACTORS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data) (Unaudited)

7

September 30, December 31,

8	2011 2010

ASSETS: “ Current assets:

Cash arid cash equivalents $ 94,553 $ 75,384

Marketable securities 153,778 281,073

Accounts receivable, net of allowance for 76,725 80,440 doubtful accounts of $1,617 and $1,039

Deferred commissions 6,766 7,106

14

Prepaid expenses arid other current assets 13,960 8,022

15

Total current assets 345,782 452,025

16

Restricted cash 1,744 913

17

Property and equipment, net 14,971 8,737

lo

in Deferred commissions, less Current portion 10,004 12,854

Goodwill 258,415 64,077

Intangible assets 97,598 37,832

22 Other assets 1,886 975

Total assets J $ 730,400 $ 577,413

24

23

25 26 27

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

SUCCESSFACTORS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

2011

55.	In an August 8, 2011 press release the Company touted its second-quarter performance, highlighting:

“Our 42 percent billings growth demonstrates a vigorous and balanced global business. We cannot hire quickly enough to meet the demand, in what seems to be a market in its very first chapter that we are leading. This strong growth excludes backlog which would significantly increase our numbers. We took services off paper and had we added that, we would be looking at nearly 50 percent year-over-year growth which supports our growing and strategically important 30-partner eco-system.”

Q3 FY11 Revenue: For the quarter ended Sept. 30, 2011, GAAP revenue was $91.2 million, compared to $51.5 million in the quarter ended Sept. 30, 2010, an increase of approximately 77 percent year-over-year and an increase of 25 percent sequentially from

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Revenue:

Subscription and support

Professional services and other

Total revenue Cost of revenue:

Subscription and support

Professional services and other

Total cost of revenue Total gross profit

Three Months Ended September 30,

2010

65,863 $ 42,079 25,373 9,457

91,236

51,536

7,331 9,143

17,466 15^245

16,474

32,711

35,062

58,525

Nine Months Ended September 30,

2011

2010

$ 172,174 $ 117,030 59,510 28,744

231,684 145,774

38,877 38,291

18,238 20,562

77,168

38,800

154,516

106,974

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

Q2 FY11. Non-GAAP revenue for the third quarter was $95.1 million, compared to the company’s prior guidance of $83 million to $84 million, and compared to $53.4 million in the quarter ended Sept. 30, 2010, an increase of approximately 78 percent year-over-

year and an increase of 30 percent sequentially from Q2 FY11.

56.	Given the Company’s recent strong performance and significant growth opportunities, the Proposed Transaction consideration is grossly inadequate and significantly undervalues the Company.

8	57. The proposed consideration to be paid to Plaintiff and the Class in the Proposed

9 Transaction also is unfair and grossly inadequate because, among other things, the intrinsic value of SuccessFactors is materially in excess of the amount offered, giving due consideration to,

inter alia, the Company’s future prospects, anticipated operating results, net asset value, cash flow profitability, and established markets.

The Preclusive Deal Protection Devices

14 58. Further, as part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed

Transaction a fait accompli and ensure that no competing offers will emerge for the Company.

17 59. By way of example, § 5.4(a) of the Merger Agreement includes a “no solicitation”

provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by SAP. This section also demands that the

Company terminate any and all prior or on-going discussions with other potential acquirers.

21 60. Pursuant to § 5.4(c) of the Merger Agreement, should an unsolicited bidder submit a competing proposal, the Company must notify SAP, within 24 hours, of the bidder’s identity and the terms of the bidder’s offer. Thereafter, should the Board determine that the unsolicited offer is superior, before the Company can terminate the Merger Agreement with SAP in order to enter into the superior competing proposal, it must grant SAP four business days in which the Company must negotiate in good faith with SAP (if SAP so desires) and allow SAP to amend the terms of the Merger Agreement to make a counteroffer that is merely as favorable as the competing proposal. In other words, the Merger Agreement gives SAP access to any rival

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

bidder’s information and allows SAP a free right to top any superior offer simply by matching it.

Accordingly, no rival bidder is likely to emerge and act as a stalking horse, because the Merger

Agreement unfairly assures that any “auction” will favor SAP and piggy-back upon the due diligence of the foreclosed second bidder.

5	61. Section 7.2 (a) of the Merger Agreement also provides for a termination fee of

$112,500,000 payable to SAP by SuccessFactors if the Company decides to pursue the competing offer, thereby essentially requiring that the competing bidder agree to pay a naked premium for the right to provide the shareholders with a superior offer.

9 62. Ultimately, these preclusive deal protection provisions illegally restrain the

Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.

15 63. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the

16 irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

17 CLAIMS FOR RELIEF

18 COUNT ONE

Breach of Fiduciary Duties

19 (Against All Individual Defendants)

64.	Plaintiff repeats all previous allegations as if set forth in full herein.
65.	The Individual Defendants have knowingly, recklessly, and in bad faith, breached their fiduciary duties of care, loyalty, good faith, independence, and candor owed to the public shareholders of SuccessFactors and have acted to put their personal interests ahead of the interests of SuccessFactors shareholders.

25 66. The Individual Defendants’ recommendation of the Proposed Transaction will result in a change of control of the Company, which imposes heightened fiduciary responsibilities upon them to maximize SuccessFactors’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	67. The Individual Defendants have breached their fiduciary duties of loyalty, good faith, and independence owed to the shareholders of SuccessFactors because, among other reasons:

4	• they failed to take steps to maximize the value of SuccessFactors to its public shareholders; they failed to properly value SuccessFactors; and they ignored and did not protect against the conflicts of interest the Individual Defendants have with the Proposed Transaction;

8	• As a result of the Individual Defendants’ breaches of fiduciary duties, Plaintiff

9 and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of SuccessFactors’s assets and will be prevented from benefiting from a value-maximizing transaction.

12 68. Plaintiff and the SuccessFactors shareholders will suffer irreparable injury if they are forced to decide whether to tender their shares in the Proposed Transaction without material information.

15 69. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed

Transaction, to the irreparable harm of the Class.

18 70. Plaintiff and the Class have no adequate remedy at law.

19 COUNT TWO

Aiding and Abetting

20 (Against and SAP Defendants)

71.	Plaintiff repeats all previous allegations as if set forth in full herein.
72.	SAP Defendants, collectively as parties to the Proposed Transaction, and their possession of non-public information, have aided and abetted the Individual Defendants in the aforesaid breaches of their fiduciary duties.

25 73. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of the SAP Defendants who have aided and abetted such breaches in connection with the Proposed Transaction.

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1	74. As a result of the unlawful actions of the SAP Defendants, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive the true value for

SuccessFactors’s assets and business. Unless the actions of the SAP Defendants are enjoined by the Court, they will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class.

6	75. As a result of this conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their SuccessFactors shares.

9 76. Plaintiff and other members of the Class have no adequate remedy at law.

10 PRAYER FOR RELIEF

11 WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as

12 follows:

13 A. Declaring this action to be a class action and certifying Plaintiff as the Class

14 representative and its counsel as Class counsel;

B. Enjoining, preliminarily and permanently, the Proposed Transaction;

C. In the event that the Proposed Transaction is consummated prior to the entry of

17 this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

18 D. Directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

E. Granting a jury trial on all claims so triable;

F. Awarding Plaintiff the costs of this action, including a reasonable allowance for

23 the fees and expenses of Plaintiff s attorneys and experts; and

24 G. Granting Plaintiff and the other members of the Class such further relief as the

25 Court deems just and proper. 26

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING

1

DEMAND FOR JURY TRIAL

2

Plaintiff hereby demands trial of its claims by jury to the extent authorized by law.

3
4	DATED: December 12, 2011 MILBERG LLP

JEFF S. WESTERMAN

5	DAVID E. AZAR
6
7

Q

/s/ JEFF S. WESTERMAN

JEFF S. WESTERMAN

300 South Grand, Suite 3900 o Los Angeles, California 90071

Telephone: (213)617-1200 10 Facsimile: (213)617-1975

Email: jwesterman@milberg.com dazar@milberg.com

12 Counsel for Plaintiff and the Class

Of Counsel: MILBERG LLP

14 BENJAMIN Y. KAUFMAN

KENT A. BRONSON

15 GLORIA KUI MELWANI

DOMENICO MINERVA

16 One Pennsylvania Plaza, 49th Floor

New York, New York 10119

17 Telephone: (212) 594-5300

Email: bkaufman@milberg.com

18 kbronson@milberg.com

gmelwani@milberg.com

19 dminerva@milberg.com

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COMPLAINT BASED UPON BREACH OF FIDUCIARY DUTY, SELF-DEALING, AND AIDING AND ABETTING